Exhibit 10.1

ADDENDUM TO PROMISSORY NOTE

This Addendum to that certain Payment in Kind Promissory Note (the “Addendum”) is made this 31st day of July 2007, and is entered into by and between John Helms (“Payee”), located at 1222 Via Visalia, San Clemente, California 92672, and Execute Sports, Inc. (f/k/a Padova International, Inc., the “Maker”), located at 21143 Hawthorne Boulevard, Suite 425, Torrance, California 90503, and supplements that certain Payment in Kind Promissory Note entered into between the parties, dated March 15, 2006 in the principal face amount of $174,824.26 (the “Note”).

WHEREAS, prior to the issuance of the Note, the Payee and the Maker entered into that certain Promissory Note Cancellation and Reissuance Agreement, dated February 28, 2005 (the “February 2005 Agreement”) providing for, among other things, the issuance of a Payment in Kind Promissory Note, dated February 28, 2005 (the “February 2005 Note”);

WHEREAS,  in connection with the issuance of the Note, the Maker and the Payee entered into that certain Promissory Note Cancellation and Reissuance Agreement, dated March 15, 2006 providing for, among other things, the issuance of the Note (the “March 2006 Agreement, together with the February 2005 Agreement, and the February 2005 Note, attached hereto as Exhibit A); and

WHEREAS, as of the date hereof, the total amount owed by Maker to Payee under the Note is $155,906.45 in principal and $8,315.00 in interest (“Amount Owed”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Maker and the Payee hereby agree as follows:

1. All terms and conditions of the Note not otherwise amended by this Addendum shall remain in full force and effect.

2.  The due date of the Note shall be extended to the last scheduled payment as set forth below in Section 3(b).

3.  Payee and Maker hereby agree that the Amount Owed under the Note shall be paid as follows:

(a)  3,000,000 shares of restricted common stock of the Maker shall be issued and forwarded to Payee within seven (7) business days from the date of this Addendum (the “Initial Payment”).  These shares shall be valued at $0.025 per share and shall represent a payment of seventy-five thousand dollars ($75,000) towards the accrued interest to date due under the Note, with the remaining amount to be applied to the principal. After the Initial Payment, the principal amount owed by Maker to Payee shall be eighty-nine thousand two hundred twenty-one and 45/100 dollars ($89,221.45) (the “Remaining Amount”)

(b)  The Remaining Amount due under the Note shall be paid over the next consecutive six (6) quarters, in equal installments of approximately fourteen thousand eight hundred seventy and 24/100 dollars ($14,870.24 ) , plus accrued interest to date, worth of the Maker’s common stock. The amount of shares to be issued to Payee pursuant to this Section 3(b) shall be based on the closing price of the Maker’s common stock on the last trading day of each calendar quarter, beginning on September 28, 2007, and shall be paid within seven business days from said date. The payments shall be applied first to accrued interest and then principal.  Maker’s Board of Directors has the discretion to issue a greater amount of shares pursuant to this Section in order to pay off the Note sooner and any such amounts shall be without penalty.

IN WITNESS WHEREOF, the parties have caused this Addendum to be executed and delivered as of the date first above written.

PAYEE:

By:	/s/ John Helms
Name:	John Helms
Title:

MAKER:

Execute Sports, Inc.

By:	/s/ Geno Appicella
Name:	Geno Appicella
Title:

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